CORTEVA agriscience

News Release

Corteva Delivers Strong 1H 2026, Raises FY 2026 Outlook, On-Track for October 1 Separation

- Seed 1H results reflect continued value capture on latest in-demand germplasm and trait technologies, including licensing growth
- Crop Protection 1H demand for new products and focus on operational excellence helped offset competitive pricing dynamics
- Full-year 2026 guidance[3] increased to reflect strong first half performance, incremental benefits on controllable levers, and growth platforms
- Corteva remains on-track to complete the planned separation, targeting October 1 Vylor spin-off date

INDIANAPOLIS, Ind., July 30, 2026 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the second quarter and six months ended June 30, 2026.

2Q 2026 Results Overview

	Net Sales	Inc. from Cont. Ops (After Tax)	EPS
GAAP	**$6.38B**	**$1.22B**	**$1.81**
vs. 2Q 2025	**(1)%**	**(12)%**	**(10)%**
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP	**$6.32B**	**$2.26B**	**$2.30**
vs. 2Q 2025	**(2)%**	**4%**	**5%**

1H 2026 Results Overview

	Net Sales	Inc. from Cont. Ops (After Tax)	EPS
GAAP	**$11.28B**	**$1.94B**	**$2.88**
vs. 1H 2025	**4%**	**(5)%**	**(3)%**
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP	**$11.05B**	**$3.70B**	**$3.80**
vs. 1H 2025	**2%**	**10%**	**14%**

First Half 2026 Highlights

- Net sales increased 4% versus prior year. Organic[1] sales increased 2% in the same period with gains in almost all regions.
- Seed net sales increased 4% and organic[1] sales increased 3%. Price/mix was up 3% led by North America[2] and EMEA[2] with continued execution on the Company's price for value strategy and increased royalty income. Volume was flat, primarily reflecting the shift from corn to soy in North America[2] and timing shifts in Latin America.
- Crop Protection net sales increased 3% and organic[1] sales decreased 1%. Volume increased 2%, driven by demand for new products. Price declined 3% primarily due to the market dynamics in Latin America.
- GAAP income and earnings per share (EPS) from continuing operations were $1.94 billion and $2.88 per share, respectively.
- Operating EBITDA[1] and Operating EPS[1] were $3.70 billion, and $3.80 per share, respectively.
- The Company updated full-year 2026 guidance[3] and expects Operating EBITDA[1] to be in the range of $4.1 to $4.3 billion. Operating EPS[1] is expected to be $3.60 to $3.80 per share.

1. Organic Sales, Operating EPS, and Operating EBITDA are non-GAAP measures. See page 7 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 6 for further discussion. 4. One-time separation costs do not include deferred asset expenses related to debt issuance costs to be amortized/incurred as future interest payments.

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News Release 2Q/1H 2026 2 “Our strong first half was fueled by demand for next-gen Seed technologies, differentiated Crop Protection products, and focused execution. This level of performance, combined with our company- wide focus on productivity, cost discipline and operational excellence, allowed us to deliver continued margin expansion. Given these results, and our confidence in the opportunities ahead, we are raising our full-year guidance. We also continue to make meaningful progress toward the planned separation, an important milestone that will create two focused, industry-leading companies with enhanced strategic flexibility and ambition to continue to create sustainable value for farmers, customers, shareholders, and employees. As we begin the second half of the year, our focus remains where it should be: on our customers, on delivering the year and on ensuring the separation on October 1 is both timely and smooth. I’m excited to see what the future holds for both companies.” Chuck Magro Chief Executive Officer Company Updates Separation Update: Key Milestone Targets • Corteva remains on track to complete the planned separation on October 1, 2026, with already announced key milestones o Appointment of both companies’ Board of Directors o Form 10 public filing available – due to regulatory requirements, Vylor is shown as the continuing operations of Corteva, Inc. with New Corteva presented as discontinued operations o Both companies reviewed capital structure submissions with the credit rating agencies o Net dis-synergies largely offset on run-rate basis; $25 million headwind included in full-year 2026 guidance given timing of separation-related activities • Key separation milestones expected to be achieved in the second half of 2026: o Board of Directors’ approval of final capital structures o Form 10 goes effective o Webcasted Investor Day events at New York Stock Exchange on September 15, 2026 o Vylor operating as separate public company on October 1, 2026

News Release 2Q/1H 2026

Summary of Second Quarter 2026

For the second quarter ended June 30, 2026, net sales decreased 1% versus the same period last year. Organic[1] sales decreased 2%.

Volume was down 3% versus prior year. Crop Protection volume decreased 2% over the prior year driven primarily by timing shifts in North America. Seed volume decreased 3% versus prior year due primarily to timing shifts in North America and Latin America, coupled with corn acre declines in North America and EMEA that were partially offset by higher soybean acres in North America and higher sunflower acres in EMEA.

Price/mix was up 1% versus prior year, reflecting higher Seed pricing, partially offset by competitive price dynamics in Crop Protection, primarily in Latin America.

GAAP income from continuing operations after income taxes was $1.22 billion in second quarter of 2026 compared to $1.38 billion in second quarter of 2025. Operating EBITDA[1] for the second quarter of 2026 was $2.26 billion, up 4% compared to prior year, translating into over 190 basis points of Operating EBITDA[1] margin improvement.

($ in millions, except where noted)	2Q 2026	2Q 2025	% Change	% Organic[1] Change
Net Sales	**$6,379**	**$6,456**	**(1)%**	**(2)%**
North America	$4,548	$4,629	(2)%	(2)%
EMEA	$730	$747	(2)%	(4)%
Latin America	$679	$672	1%	(7)%
Asia Pacific	$422	$408	3%	8%

($ in millions, except where noted)	1H 2026	1H 2025	% Change	% Organic[1] Change
Net Sales	**$11,284**	**$10,873**	**4%**	**2%**
North America	$6,987	$6,839	2%	2%
EMEA	$2,385	$2,224	7%	1%
Latin America	$1,185	$1,114	6%	(3)%
Asia Pacific	$727	$696	4%	7%

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News Release 2Q/1H 2026

Seed Summary

Seed net sales were $4.53 billion in the second quarter of 2026, flat with the second quarter of 2025. This reflects a 3% increase in price/mix, offset by a 3% decrease in volume.

The increase in price/mix is due primarily to demand for top technology and increased out-licensing income. Volume declines in the quarter were due to timing shifts in North America and Brazil, coupled with the acreage shift from corn to soy in North America and corn to sunflower in EMEA.

Segment operating EBITDA was $1.97 billion in the second quarter of 2026, up 6% from the second quarter of 2025. Price/mix, reductions in net royalty expense, and ongoing cost and productivity actions more than offset lower volumes and increased R&D and functional cost. Segment operating EBITDA margin improved by over 230 basis points versus the prior-year period.

($ in millions, except where noted)	2Q 2026	2Q 2025	% Change	% Organic[1] Change
North America	$3,955	$3,954	- %	- %
EMEA	$272	$282	(4)%	(4)%
Latin America	$160	$154	4%	(5)%
Asia Pacific	$145	$147	(1)%	7%
Total 2Q Seed Net Sales	**$4,532**	**$4,537**	**- %**	**- %**
2Q Seed Operating EBITDA	**$1,966**	**$1,863**	**6%**	**N/A**

Seed net sales were $7.56 billion in the first half of 2026, up 4% from the same period of 2025. The sales increase reflects a 3% increase in price/mix and a 1% favorable currency impact.

Price/mix gains in all regions, led by North America, demonstrate demand for top technology and the strength of the portfolio, coupled with increased out-licensing income. Volumes were flat, as higher soybean area in North America was offset by lower corn area in North America and timing shifts in Latin America. Favorable currency impacts were led by the Euro and the Brazilian Real, partially offset by the Turkish lira.

Segment operating EBITDA was $3.00 billion for the first half of 2026, up 11% from the same period of 2025. Price/mix execution, reductions in net royalty expense, and ongoing cost and productivity actions more than offset increased selling, admin and R&D expense, including higher bad debt. Segment operating EBITDA margin improved by over 235 basis points versus the prior-year period.

($ in millions, except where noted)	1H 2026	1H 2025	% Change	% Organic[1] Change
North America	$5,725	$5,551	3%	3%
EMEA	$1,200	$1,108	8%	3%
Latin America	$384	$339	13%	2%
Asia Pacific	$246	$246	- %	6%
Total 1H Seed Net Sales	**$7,555**	**$7,244**	**4%**	**3%**
1H Seed Operating EBITDA	**$3,000**	**$2,705**	**11%**	**N/A**

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News Release 2Q/1H 2026

Crop Protection Summary

Crop Protection net sales were approximately $1.85 billion in the second quarter of 2026 compared to approximately $1.92 billion in the second quarter of 2025. The sales decrease over the prior period reflects a 4% price decline and a 2% decrease in volume, partially offset by a 2% favorable impact from currency.

The decrease in volume was driven primarily by channel purchase timing in North America, coupled with dry weather in EMEA and partially offset by broad-based volume growth in Asia Pacific. The price decline was primarily due to the competitive pricing environment in Latin America. Favorable currency impacts were led by the Brazilian Real and the Euro.

Segment operating EBITDA was $342 million in the second quarter of 2026, up 2% from the second quarter of 2025. Cost and productivity actions along with currency more than offset the unfavorable impact of volume and price pressure. Segment operating EBITDA margin improved by over 110 basis points versus the prior-year period.

($ in millions, except where noted)	2Q 2026	2Q 2025	% Change	% Organic[1] Change
North America	$593	$675	(12)%	(12)%
EMEA	$458	$465	(2)%	(4)%
Latin America	$519	$518	- %	(7)%
Asia Pacific	$277	$261	6%	8%
Total 2Q Crop Protection Net Sales	**$1,847**	**$1,919**	**(4)%**	**(6)%**
2Q Crop Protection Operating EBITDA	**$342**	**$334**	**2%**	**N/A**

Crop Protection net sales were approximately $3.73 billion for the first half of 2026 compared to approximately $3.63 billion in the same period of 2025. The sales increase reflects a 2% increase in volume and a 4% favorable impact from currency, partially offset by a 3% decline in price.

The price decline was primarily due to market dynamics in Latin America. The increase in volume was driven by demand for new products, partially offset by channel purchase timing in North America. Favorable currency impacts were led by the Euro and the Brazilian Real.

Segment operating EBITDA was $776 million for the first half of 2026, up 9% from the same period last year. Cost and productivity actions, currency, and volume growth more than offset the unfavorable impact of price pressure and higher selling and admin expense. Segment operating EBITDA margin improved by over 120 basis points versus the prior-year period.

($ in millions, except where noted)	1H 2026	1H 2025	% Change	% Organic[1] Change
North America	$1,262	$1,288	(2)%	(3)%
EMEA	$1,185	$1,116	6%	(1)%
Latin America	$801	$775	3%	(5)%
Asia Pacific	$481	$450	7%	7%
Total 1H Crop Protection Net Sales	**$3,729**	**$3,629**	**3%**	**(1)%**
1H Crop Protection Operating EBITDA	**$776**	**$711**	**9%**	**N/A**

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News Release 2Q/1H 2026 6 2026 Guidance Strong demand remains the defining feature of the agricultural landscape, supporting overall fundamentals across key crop markets. Farmers will continue to prioritize investments that enhance productivity and returns, driving adoption of advanced genetics, and differentiated crop protection products. While trade, currency movements, and weather will continue to influence market conditions, the overall environment remains grounded in durable end-market consumption. Against this backdrop, our full-year outlook remains positive. Seed demand continues to be supported by strong adoption of our differentiated technologies, while Crop Protection benefits from normalized channel inventories and improving industry fundamentals. Stabilizing farm economics continue to support farmer investment in solutions that drive yield improvement and profitability. As a result of these market dynamics and coupled with our strong first half execution, the Company increased full-year 2026 guidance3 with Operating EBITDA1 expected to be $4.1 billion to $4.3 billion, growth of 9% at the mid-point. Operating EPS1 is expected to be $3.60 to $3.80 per share, growth of 11% at the mid-point. The Company is not able to reconcile its forward-looking non-GAAP financial measures, to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Second Quarter Conference Call The Company will host a live webcast of its second quarter 2026 earnings conference call with investors to discuss its results and outlook tomorrow, July 31, 2026, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Cautionary Statement About Forward-Looking Statements This press release contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; sustainability targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; the anticipated benefits, impacts, and timing of the Proposed Separation; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to obtain or maintain the necessary regulatory approvals for some of the company's products; (ii) failure to successfully develop and commercialize the company's pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of the company's biotechnology and other agricultural products; (iv) failure to comply with competition and antitrust laws; (v) effect of changes in agricultural and related policies of governments and international organizations; (vi) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vii) effect of climate change and unpredictable seasonal and weather factors; (viii) effect of competition in Corteva's industry; (ix) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (x) risks related to recent funding and staff reductions at U.S. government agencies; (xi) risk related to geopolitical and military conflict; (xii) effect of volatility in Corteva's input costs; (xiii) risks related to Corteva's global operations; (xiv) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xv) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the Corteva Separation; (xvi) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xvii) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xviii) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xix) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xx) increases in pension and other post-employment benefit plan funding obligations; (xxi) risks related to pandemics or epidemics; (xxii) capital markets sentiment towards sustainability matters; (xxiii) Corteva’s intellectual property rights or defense against intellectual property claims asserted by others; (xxiv) effect of counterfeit products; (xxv) Corteva’s dependence on intellectual property cross-license agreements; (xxvi) risks related to Corteva’s Separation from DowDuPont; and (xxvii) risks related to Corteva’s Proposed Separation, including, but not limited to, whether the objectives of the proposed separation will be achieved; the terms, structure, benefits and costs of any action or transaction resulting from the proposed separation; the timing of any such separation or related action and whether any such separation will be consummated at all; the risk that the proposed separation could divert the attention and time of the company’s management; the risk of any unexpected costs or expenses resulting from the proposed separation process or separation itself; and the risk of any litigation as a result of, or relating to, the Proposed Separation. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in Corteva’s annual and quarterly reports filed on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission.

News Release 2Q/1H 2026 7 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as significant items, without unreasonable effort. For significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the non-cash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits. Due to the ramp-up of Enlist E3TM, Corteva significantly reduced the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform thereafter. The Company committed to restructuring activities to optimize the Crop Protection network of manufacturing and external partners, which are expected to be substantially complete in 2028. The Company expects to record approximately $140 million to $150 million net pre-tax restructuring charges during 2026 for these activities. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items and separation costs. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of separation costs, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Corteva Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), significant items, separation costs, amortization of intangibles (existing as of Corteva Separation), mark-to-market (gains) losses on certain foreign currency contracts not designated as hedges, and non-operating (benefits) costs. ® TM Corteva Agriscience and its affiliated companies. 7/30/2026 Media Contact Bethany Shively +1 804-866-2377 bethany.shively@corteva.com Investor Contact Kim Booth +1 302-485-3704 kimberly.a.booth@corteva.com